FOR IMMEDIATE RELEASE

DWANGO WIRELESS ANNOUNCES THIRD QUARTER RESULTS

Sequential Improvement in Revenues and Net Loss Reflects Additional Product Sales and Cost Discipline

Conference Call and Webcast Scheduled for Today at 1:30PM Pacific Time

SEATTLE, Wash.— November 14, 2005 — Dwango® Wireless, (OTCBB:DWGN), a leading developer and publisher of mobile entertainment content for top lifestyle brands, today reported financial results for the third quarter ended September 30, 2005.

Third Quarter Results

Dwango reported revenues of $968,000 for the third quarter ended September 30, 2005, an increase of 9% from $885,000 in the second quarter of this year. Gross profit increased to $230,000 or 23.8%, for third quarter of 2005, versus $5,000 or 0.6% for the second quarter of 2005. The Company’s net loss attributable to common stockholders for the third quarter of 2005 was $5.0 million, or $0.57 per fully diluted share, compared to a net loss of $5.6 million, or $0.64 per fully diluted share, for the second quarter of this year.   The Company attributed its increase in revenues and reduced net loss for the third quarter of 2005 primarily to higher revenues from Napster-branded products resulting from launches on additional Canadian wireless carriers, coupled with an emphasis on cost discipline and a related reduction in headcount. The Company believes that sequential comparisons for the third and second quarters of 2005 are more accurate of company financials and more meaningful than year-over-year comparisons.

At September 30, 2005, cash and short-term investments totaled $6.6 million.

Company Comment

“During the third quarter, Dwango Wireless launched new product initiatives while taking determined steps to reduce operating expenses and sharpen our brand focus,” said Alexander U. Conrad, President, COO and Interim CEO.

“Dwango Wireless successfully launched the first mobile sweepstakes campaign with the launch of the USA TODAY “TEXT & WIN” program, which we believe will result in a new revenue channel for Dwango’s brand partners.

“We are also excited about the launch of our branded service application for Playboy in North America. In October, Playboy content became available through our on-deck launch with a major Canadian carrier. Subsequently, Playboy mobile content became available to US subscribers through off-deck distribution on a major carrier.”

“To improve financial results, we have reduced our workforce, renewed our focus on a targeted list of key brand partners, and completed a separation agreement with Dwango Co. Ltd. that will eliminate associated licensing fees for the Dwango name.”

“Going forward, we will continue to maximize the value of our existing brand and carrier relationships, selectively pursue new high-value initiatives, and manage expenses in a disciplined manner,” Mr. Conrad concluded.

Conference Call and Webcast Scheduled for Today at 1:30pm PT

Dwango Wireless will hold a conference call today at 1:30 pm PT (4:30 ET) on the results of third quarter ended September 30, 2005.

The event will be webcast live on the company’s website, www.dwango.com, and will be archived at that site for one year following the live event.

To participate in the call, dial (877) 269-7756 five to ten minutes prior to the event (to allow time for participant registration). International callers should dial (201) 689-7817. No passcode is necessary.

About Dwango® Wireless

Dwango® Wireless (OTCBB: DWGN) offers a comprehensive approach for bringing lifestyle and affiliate brands to the wireless arena through customized entertainment content, ringtones, games and applications for mobile phones. A key player in the wireless industry, Dwango Wireless provides unique content for some of today's hottest lifestyle brands, including Napster, USA TODAY, Playboy and Rolling Stone. Dwango North America corporate information can be found at www.dwango.com. Dwango® is a trademark of Dwango Co. Ltd., and used by Dwango Wireless pursuant to an exclusive license. All other company names mentioned in this press release are the property of their respective owners and are mentioned for identification purposes only.

Certain of the statements made in this press release are forward-looking statements. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. For example, the statements regarding the potential success of the relationship between Napster, USA TODAY, Rolling Stone, ESPN, Playboy and Dwango Wireless and the plans, strategies and objectives of management are forward-looking and actual results may differ materially from those statements due to various risks and uncertainties. More information about the risks and uncertainties faced by Dwango Wireless is contained in Dwango Wireless’ filings with the Securities and Exchange Commission, including under the section entitled “Risk Factors” in Dwango’s Registration Statement on Form SB-2, as filed on June 1, 2005.

Dwango Wireless disclaims any intention or obligation to update or revise any information in this press release, whether as a result of new information, future events or otherwise.

Investor Relations Contact: Edward Nebb President Comm-Counsellors, LLC 203.972.8350	Dwango Contact: Jared Nieuwenhuis Director, Marketing Communications Dwango Wireless 206.832.0508 jared.nieuwenhuis@dwango.com

[Financial Tables Follow]

Dwango North America Corp. and Subsidiaries
Consolidated Statement of Operations
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Revenue	$968	$545	$2,913	$781

Cost of revenues	738	381	2,185	468

Gross profit	230	164	728	313

Expenses:
Sales and marketing	751	324	1,865	615
Research and development	1,218	677	4,046	1,645
General and administrative	1,115	1,047	3,697	2,618

Operating loss	(2,854)	(1,884)	(8,880)	(4,565)

Other expenses:
Interest expense, including
amortization of debt issuance cost
and interest on convertible notes,
net of interest income	714	679	2,292	1,647

Net loss	(3,568)	(2,563)	(11,172)	(6,212)

Accretion and deemed dividends on
redeemable preferred stock	(1,421)	(212)	(4,228)	(218)

Net loss attributable to
common stockholders	$(4,989)	$(2,775)	$(15,400)	$(6,430)

Common share data:
Basic and diluted loss per share	$(0.57)	$(0.39)	$(1.78)	$(0.94)

Weighted average number of
basic and diluted common
shares outstanding	8,792	7,116	8,656	6,869

Dwango North America Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands Except Shares)

	September 30, 2005	December 31, 2004
	(Unaudited)

ASSETS

Current assets:

Cash	$2,101	$82

Short-term investments	4,478	—

Accounts receivable	930	803

Prepaid royalties	938	793

Prepaid expenses	284	286

Other current assets	59	83

Total current assets	8,790	2,047

Fixed assets, net	576	251

Leasehold improvements, net	38	—

Deferred financing costs	465	765

Intangibles, net	15	49

Restricted cash	125	—

Prepaid license	136	288

	$10,145	$3,400

(continued)

Dwango North America Corp. and Subsidiaries
Condensed Consolidated Balance Sheet, continued
(In Thousands Except Shares)

	September 30, 2005	December 31, 2004
	(unaudited)

LIABILITIES AND CAPITAL DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$2,048	$1,335
Current portion of lease obligation	41	45

Total current liabilities	2,089	1,380

Long-term liabilities:
Senior convertible notes payable, net of debt
discount of $2,508 as of September 30, 2005	3,106	1,845
and of $4,070 as of December 31, 2004.
Accrued interest - senior convertible notes	619	264
Long term portion of lease obligation	48	79

Total liabilities	5,862	3,568

Preferred stock $.001 par value, authorized 10,000,000 shares

Redeemable Series A Convertible Preferred stock,
$.001 par value; issued and outstanding 1,250 shares;
including $183 of accrued dividends and net of debt
discount and deferred financing of $848 as of
September 30, 2005 and $71 of accrued dividends and net
of debt discount and deferred financing of $1,122
as of December 31, 2004.	585	199

Redeemable Series B Convertible Preferred stock,
$.001 par value; issued and outstanding 3,000 shares;
including $394 of accrued dividends and net of debt
discount and deferred financing of $1,699 as of
September 30, 2005 and $124 of accrued dividends and net
of debt discount and deferred financing of $2,158
as of December 31, 2004.	1,695	966

Redeemable Series D Convertible Preferred stock,
$.001 par value; issued and outstanding 15,703 shares;
including $733 of accrued dividends and net of debt
discount and deferred financing of $6,316.	10,120	—

Capital deficit:
Common stock, $.001 par value; 100,000,000 shares
authorized; shares issued and outstanding: 8,816,000 at
September 30, 2005 and 8,251,000 at December 31, 2004	9	8
Additional paid-in capital	18,856	14,469
Accumulated deficit	(26,982)	(15,810)
Total capital deficit	(8,117)	(1,333)

	$10,145	$3,400

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